                                                                    EXHIBIT 11.1
                           King Pharmacuticals, Inc.

                       Computation of Per Share Earnings
                (Amount in thousands, except for share amounts)

                                                                                                         Three Months Ended
                                                           Year Ended December 31,                            March 31,
                                                  ------------------------------------------         ---------------------------
                                                     1995             1996            1997               1997            1998
                                                  ----------      -----------      ---------         -----------     -----------
Weighted average common shares outstanding(1)     13,201,118      15,440,465      26,270,103         20,984,312      28,000,000

Common stock equivalents related
 to 400,000 shares of convertible
 preferred stock issued December 1994
 and excercised October 1995,
 adjusted for a 2.8 stock split and a 15%
 stock dividend                                       966,000               -              -                  -               -
                                                  -----------     ------------     ----------        -----------     -----------

Weighted average number of common and
 common stock equivalents                          14,167,118       15,440,465     26,270,103         20,984,312      28,000,000
                                                  ===========     ============     ==========        ===========     ===========

Net income (loss)                                       9,334             (240)         6,612                921           4,075

Preferred dividends                                        (8)              -              -                  -               -
                                                  -----------     ------------     ----------        -----------     -----------

Net income (loss) available
 to common shareholders                                 9,326             (240)         6,612                921           4,075
                                                  ===========     ============     ==========        ===========     ===========

Basic income (loss) per share                     $      .71      $       (.25)    $      .25        $       .04     $       .15
                                                  ==========      ============     ==========        ===========     ===========

Diluted income (loss) per share                   $       .66     $       (.02)    $      .25        $       .04     $       .15
                                                  ===========     ============     ==========        ===========     ===========

--------------------

(1) Reflects a 2.8 to 1 stock split issued in November 1997 and a 15% stock dividend declared in December 1996.